UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  September 15, 2014

 GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Lexington Ave, 17th Floor

New York, New York 10168

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 319-8400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) Barry P. Korn was appointed the Chief Executive Officer of Green Energy Management Services Holdings, Inc. (the “Company”), effective September 15, 2014.  Effective as of the same date, Dr. Robert Thomson resigned from the position of President and Chief Executive Officer of the Company, but will remain the Company’s Acting Chief Financial Officer and Chairman of the Board of Directors.

Mr. Korn, 70. From October 1975, Mr. Korn has been serving as the Managing Director of Barrett Capital Corporation (“BCC”), a banking and financial advisory firm specializing in debt and equity placement with an emphasis on asset based and energy efficiency financing. From November 2007 until March 2009, Mr. Korn was a Vice President of Webster Business Credit Corporation, the asset based lending division of Webster Bank, one of New England’s largest commercial banks, providing accounts receivable and inventory lines of credit. From December 2005 until October 2007, Mr. Korn was a Regional Marketing Director, Asset Based Lending, for New York City based Sterling National Bank, providing asset based lending, lease financing and other commercial banking services. Mr. Korn is a recognized expert in the financial services and clean energy fields and has been regularly interviewed by major media publications. Mr. Korn received his Bachelor of Science degree in Public Accounting from City College of the City University of New York and a Master’s degree in Finance and Investments from Bernard M. Baruch College (CUNY), Zicklin Graduate School of Business.

The Company entered into an employment agreement with Mr. Korn (the “Employment Agreement”) on August 27, 2014 and it became effective on September 15, 2014. The Employment Agreement provides that Mr. Korn will receive an annual salary of $150,000, which salary will be increased annually, on January 1, based upon the percentage increase in the Consumer Price Index for the immediately preceding year.  Mr. Korn will also receive a sign-on bonus in the form of warrants to purchase 15,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), exercisable for a period of 3 years from the date of issuance at $0.03 per share; provided that none of such warrants shall vest until the Loan (as defined herein) is made to the Company within the time period provided. In consideration of Mr. Korn arranging for his specialty finance company, Barrett Capital Corporation, to provide the Company within 30 days of the effective date of his appointment as the Chief Executive Officer a loan of $100,000 (the “Loan”) for the purposes outlined in the Employment Agreement, and an additional $150,000, if Mr. Korn deems it appropriate, to pay for the Company’s corporate expenses, Mr. Korn shall receive warrants to purchase 50,000,000 shares of Common Stock, exercisable for a period of 3 years from the date of issuance at $0.03 per share; provided that none of such warrants shall vest until the Loan (as defined herein) is made to the Company within the time period provided.

The Employment Agreement also provides that effective immediately after the Loan is made to the Company, the Company shall appoint Mr. Korn as a member and Chairman of its Board of Directors and shall appoint 2 additional Board of Directors members, which Mr. Korn shall have the right to nominate.

The term of Mr. Korn’s employment commenced on September 15, 2014 (the “Effective Date”) and, unless terminated prior thereto, shall continue for a period of 1 year ending on the first anniversary of the Effective Date (the “Initial Term”). Following the Initial Term, the Employment Agreement shall be extended automatically for successive 1-year periods unless terminated prior thereto with applicable notice. Under the Employment Agreement, Mr. Korn is entitled to participate in employee benefit plans, policies, practices and arrangements generally made available to senior executives of the Company, and will also be provided with certain relocation benefits in accordance with the Company’s relocation policies and procedures.

Mr. Korn’s employment may be terminated at any time at the election of either Mr. Korn or the Company for any reason or no reason, without cause. Mr. Korn’s employment may also be terminated by the Company for “Cause” (as defined in the Employment Agreement). If Mr. Korn’s employment is terminated by him without “Good Reason” (as defined in the Employment Agreement) or by the Company for Cause, the Company will pay Mr. Korn his compensation only through the last day of his employment, and, except as may otherwise be expressly provided in any Company benefit plan, the Company will have no further contractual obligation to Mr. Korn. In the event that Mr. Korn’s employment is terminated by the Company without Cause or by Mr. Korn for Good Reason, and for so long as Mr. Korn is not in breach of his non-compete, non-solicitation and confidentiality obligations (described below), he will be entitled to termination benefits, pursuant to which the Company will (i) continue to pay Mr. Korn an amount equal to his base salary in effect immediately before termination of his employment for a period of 3 months, and (ii) pay the costs of any medical and dental benefits coverage which are offered to Mr. Korn after termination for a period of 3 months.  Except as may otherwise be expressly provided in any Company benefit plan, the Company will have no further obligation to Mr. Korn. In the event that Mr. Korn’s employment is terminated due to disability, the Company will pay Mr. Korn his compensation for a period of 3 months after the termination date.

The Employment Agreement contains covenants for the benefit of the Company relating to non-competition during and for 1 year following the term of employment, non-solicitation of the Company employees during and for one year following the term of employment, and protection of the Company’s confidential information.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Dated: September 19, 2014	By:	/s/ Barry P. Korn
Barry P. Korn Chief Executive Officer

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